Exhibit 99.1

IDENTIVE ANNOUNCES CLOSING OF COMMON STOCK OFFERING

SANTA ANA, Calif. and ISMANING, Germany, May 27, 2011 – Identive Group, Inc. (“Identive”) (NASDAQ:INVE; Frankfurt:INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced the closing of its previously announced public offering of 7,843,137 shares of its common stock at a price to the public of $2.55 per share. The net proceeds to Identive from the sale of the shares, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $18.3 million. As previously disclosed, the underwriters have an option, exercisable for 30 days from May 24, 2011, to purchase up to 1,176,470 additional shares solely to cover overallotments. If the underwriters exercise their over-allotment option in full, additional gross proceeds from the offering, before underwriting discounts and commissions and other offering expenses, will be approximately $3.0 million. Cowen and Company, LLC and Morgan Joseph TriArtisan LLC acted as joint book-running managers for the public offering.

Identive shares offered in the underwritten offering were issued pursuant to an effective shelf registration statement that was previously filed with the SEC and was declared effective on May 3, 2011. Copies of the final prospectus supplement and the accompanying prospectus relating to the underwritten public offering may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140) or Morgan Joseph TriArtisan LLC, 600 Fifth Avenue, 19th Floor, New York, NY 10020, Attn: Prospectus Department, Phone: 212-218-3970, Fax: 212-218-3705. An electronic copy of the prospectus supplement and the accompanying prospectus relating to the underwritten offering is available on the website of the SEC at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Identive, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group provide products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. For additional info visit: www.identive-group.com.

Contacts
Darby Dye	AnnikaOelsner
+1 949 553-4251	+49 89 9595 5220
ddye@identive-group.com	aoelsner@identive-group.com